Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated September 27, 2016, in this Registration Statement (Form S-6 No. 333-212803) of Smart Trust 266, comprising Smart Trust, NASDAQ International Dividend Achievers Index Trust, Series 9.

/s/ Grant Thornton LLP

Chicago, Illinois

September 27, 2016